Exhibit 4.1

ENPATH MEDICAL, INC.

1999 NON-EMPLOYEE DIRECTOR AND MEDICAL ADVISORY BOARD

STOCK OPTION PLAN

(as amended through April 28, 2005)

1.             PURPOSE OF PLAN

This Plan shall be known as the “Enpath Medical, Inc. 1999 Non-Employee Director and Medical Advisory Board Stock Option Plan” and is hereinafter referred to as the “Plan.” The purposes of the Plan are to attract and retain the best available personnel for service as members of the Board of Directors and Medical Advisory Board of Enpath Medical, Inc. (the “Company”) and to provide additional incentive to the non-employee directors and advisors to continue to serve on the Board of Directors and Medical Advisory Board, respectively, by affording them an opportunity to acquire a proprietary interest in the Company. It is intended that these purposes be effected through the granting of stock options or restricted stock awards, as provided herein.

2.             DEFINITIONS

The following terms have the meanings set forth below, unless the context otherwise requires:

(a)           “ADVISOR” means a member of the Advisory Board.

(b)           “ADVISORY BOARD” means the Medical Advisory Board of the Company.

(c)           “BOARD” means the Board of Directors of the Company.

(d)           “CODE” means the Internal Revenue Code of 1986, as amended.

(e)           “COMMITTEE” means the group of individuals administering the Plan, as provided in Section 4 of the Plan.

(f)            “COMMON STOCK” means the common stock of the Company, par value $.01 per share (as such par value may be adjusted from time to time).

(g)           “DISABILITY” means the permanent and total disability of the Participant within the meaning of Section 22 (e) (3) of the Code.

(h)           “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

(i)            “FAIR MARKET VALUE” means, with respect to the Common Stock, the following:

(i)            If the Common Stock is listed or admitted to unlisted trading privileges on any national securities exchange or is not so listed or admitted but transactions in the Common Stock are reported on the NASDAQ National Market System, the last sale price of the Common Stock on such exchange or reported by the NASDAQ National Market System as of such date (or, if no shares were traded on such day, as of the next preceding day on which there was such a trade).

(ii)           If the Common Stock is not so listed or admitted to unlisted trading privileges or reported on the NASDAQ National Market System, and bid and asked prices therefore in the over-the-counter market are reported by the NASDAQ System or the National Quotation Bureau, Inc. (or any comparable reporting service), the average of the closing bid and asked prices as of such date, as so reported by the NASDAQ System, or, if-not so reported thereon, as reported by the National Quotation Bureau, Inc. (or such comparable reporting service).

(iii)          If the Common Stock is not so listed or admitted to unlisted trading privileges, or reported on the NASDAQ National Market System, and such bid and asked prices are not so reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion.

(j)            “NON-EMPLOYEE DIRECTOR” means a member of the Board that meets the requirements of Section 5(a) of the Plan.

(k)           “NON-STATUTORY STOCK OPTION” means a right to purchase Common Stock granted to and pursuant to the Plan that does not qualify as an Incentive Stock Option, meaning of Section 422 of the Code.

(l)            “OPTION” means a Non-Statutory Stock Option granted pursuant to this Plan.

(m)          “PARTICIPANT” means an individual who is eligible to receive and who receives one or more Options pursuant to the Plan.

(n)           “PERSON” means any individual, corporation, partnership, group, association or other “person” (as such term is used in Section 14 (d) of the Exchange Act), other than the Company, a wholly owned subsidiary of the Company or any employee benefit plan sponsored by the Company or a wholly owned subsidiary of the Company.

(o)           “PREVIOUSLY ACQUIRED SHARES” mean shares of Common Stock that are already owned by the Participant and shares of Common Stock that are to be acquired by the Participant pursuant to the exercise of an Option.

(p)           “RESTRICTED STOCK” means an award of Shares that are subject to restrictions under Section 12 below.

(q)           “RETIREMENT” means the retirement of a Participant pursuant to and in accordance with the regular or, if approved by the Board for purposes of the Plan, any early retirement plan or practice of the Company or Subsidiary then covering the Participant.

(r)            “SECURITIES ACT” means the Securities Act of 1933, as amended.

(s)           “SHARE” or “SHARES” means one or more shares of Common Stock.

(t)            “SUBSIDIARY” means any subsidiary corporation of the Company within the meaning of Section 424(f) and (g) of the Code.

3.             STOCK SUBJECT TO PLAN

The stock subject to option grants or restricted stock awards under the Plan shall be shares of the Company’s authorized Common Stock. Subject to the adjustment as provided in Section 15 hereof, the maximum number of Shares for which options may be exercised or restricted stock awards made under this Plan shall be 400,000(1) Shares. Any Shares subject to an option or restricted stock award under the Plan which, for any reason, is forfeited, expires, lapses or is otherwise terminated unexercised as to such Shares shall be available for options and restricted stock awards thereafter granted during the term of the Plan and may be again subjected to an option or restricted stock grant under the Plan.

4.             ADMINISTRATION OF PLAN

The Plan shall be effective as of July 29, 1999, according to the terms and conditions herein, and, if required by Section 17 of the Exchange Act or the rules and regulations thereunder, subject to subsequent approval by the shareholders of the Company. The Plan shall be administered by the Board. The Board may authorize the compensation or other committee thereof, consisting of at least two (2) members appointed by the Board to exercise the powers conferred on the Board under the Plan, other than the power under Section 15 hereof to amend or terminate the Plan.

The interpretation and construction by the Board or Committee of any provisions of the Plan or of any option or award of restricted stock granted hereunder shall be final. No member of the Board or Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option or award of restricted stock granted hereunder.

5.             ELIGIBILITY AND GRANT

(a)           NON-EMPLOYEE DIRECTORS.

Each member of the Board who satisfies all of the following criteria shall automatically be a Participant in the Plan:

(i)            Such member is not, and has not during the immediately preceding 12-month period been, an employee of the Company or any Subsidiary; and

(ii)           Such member does not hold any options to purchase Common Stock of the Company, except for stock options previously granted pursuant to the Plan, the 1996 or the 1992 Non-Employee Director Stock Option Plan.

(b)           ADVISORY BOARD MEMBERS.

Each member of the Advisory Board who satisfies all of the following criteria shall be eligible to be a Participant in the Plan:

(i)            Such member is not, and has not during the immediately preceding 12-month period, been an employee of the Company or any Subsidiary; and

(ii)           Such member does not hold any options to purchase Common Stock of the Company, except for stock options previously granted pursuant to the Plan.

(1)           The Plan originally authorized 200,000 Shares for issuance.  An amendment to the Plan to increase the number of Shares authorized under the Plan by 200,000 shares was approved by the Board on February 16, 2005 and by the Company’s shareholders on April 28, 2005.

6.             NON-EMPLOYEE DIRECTOR OPTIONS

(a)           GRANT OF NON-EMPLOYEE DIRECTOR OPTIONS.

(i)            Initial Non-Employee Director Option Grants. Each Non-Employee Director first elected or appointed to the Board at any time after July 29, 1999, shall receive, by virtue of serving as a Non-Employee Director of the Company, an initial grant of a Non-Statutory Stock Option to purchase 15,000 Shares which shall be deemed to be granted to a Non-Employee Director immediately after the Non-Employee Director’s initial election or appointment to the Board. Each Non-Employee Director who was a Non-Employee Director of the Company on July 29, 1999, shall receive, by virtue of serving as a Non-Employee Director, an initial grant of a Non-Statutory Stock Option to purchase 15,000 shares which shall be deemed to be granted to such Non-Employee Director on the effective date of this Plan. Each option granted under this Section 6(a)(i) is referred to herein as an Initial Non-Employee Director Option. Directors who, as of the date of initial election or appointment to the Board, are or were employees of the Company or any Subsidiary and later become Non-Employee Directors shall receive Initial Non-Employee Director Options one year after they are no longer employees of the Company.

(ii)           On-going Non-Employee Director Option Grants for Directors first elected after July 29, 1999. On the third anniversary after the grant of the Initial Non-Employee Director Option, Non-Employee Director shall be granted a Non-Statutory Stock Option to purchase 18,000 shares and on the sixth anniversary, and each three year anniversary thereafter, after the grant of the Initial Non-Employee Director Option, Non-Employee Director shall be granted a Non-Statutory Stock Option to purchase 21,000 shares, provided Non-Employee Director continues as a member of the Board of Directors.

(iii)          On-going Non-Employee Director Option Grants for Directors elected before July 29, 1999 (Pre-Plan Non-Employee Directors. Upon reelection to the Board at the annual stockholders meeting in 2002, Non-Employee Director shall be granted a Non-Statutory Stock Option to purchase 18,000 shares and on re-election to the Board at the annual meeting in 2005 and each three year annual meeting date thereafter, Non-Employee Director shall be granted a Non-Statutory Stock Option to purchase 21,000 shares, provided Non-Employee Director continues to be elected to the Board of Directors.

(b)           EXERCISABILITY OF OPTIONS.

Non-Employee Director Options shall vest and become exercisable cumulatively as follows:

(i)            For Directors joining the Board after July 29, 1999, one/third upon grant and one/third on each successive one-year anniversary from date of grant.

(ii)           For Pre-Plan Non-Employee Directors, one/third on date of grant and one/third on each successive annual re-election to the Board of Directors.

Notwithstanding the foregoing, vesting of a Non-Employee Director Option shall accelerate and the Non-Employee Director Option shall become immediately exercisable in full in accordance with Section 16 hereof.

Each Non-Employee Director Option, to the extent exercisable, shall be exercisable in whole or in part.

(c)           TERM.

Subject to Section 13 hereof, Non-Employee Director Options shall expire at the earlier of (i) the 8-year anniversary date of the grant of the Non-Employee Director Option, or (ii) except as otherwise provided in Section 16 hereof, one year after the date the Non-Employee Director ceases to be a director of the Company to the extent that such Option was vested on the date of termination. In no event shall any Non-Employee Director Option be exercisable at any time after its expiration date. When a Non-Employee Director Option is no longer exercisable, it shall be deemed to have lapsed or terminated.

(d)           EXERCISE PRICE.

The purchase price of each Share subject to a Non-Employee Director Option shall be the Fair Market Value per Share on the date of grant. A Non-Employee Director may exercise a Non-Employee Director Option using as payment any form of consideration provided for in Section 8 hereof.

7.             ADVISORY COMMITTEE MEMBER OPTIONS

(a)           GRANT OF ADVISOR OPTIONS. An Advisor may be granted from time to time one or more Non-Statutory Stock Options under the Plan and such Advisor Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion.

(b)           EXERCISABILITY. An Advisor Option shall become exercisable at such times and in such installments (which may be cumulative) as shall be determined by the Committee in its sole discretion at the time the Advisor Option is granted.

(c)           TERM. Subject to Section 13 hereof, the duration of Advisor Options shall be fixed by the Committee in its sole discretion at its date of grant.

(d)           EXERCISE PRICE. The per share purchase price to be paid by the Advisor at the time an Advisor Option is exercised shall be determined by the Committee in its sole discretion at the time the Advisor Option is granted; provided, however, that such price shall not be less than the Fair Market Value of one share of Common Stock on the date the Advisor Option is granted.

8.             PAYMENT OF EXERCISE PRICE

The purchase price of each Share subject to Options granted under the Plan shall be payable at the time written notice of exercise is given to the Company. Payment for Shares issued upon exercise of an option may consist of cash, check, exchange of Previously Acquired Shares (by tendering to the Company shares previously owned by the Participant which have a Fair Market Value on the date of exercise equal to the option price), or a combination thereof.

9.             OPTION AGREEMENT

Each Option granted under this Plan shall be evidenced by a stock option agreement between the Company and the Participant to whom the option is granted.

10.          EXERCISE OF OPTION

(a)           The exercise of any Option may be contingent upon receipt from the Participant (or other person rightfully exercising the option) of a representation that, at the time of such exercise, it is his of her present intention to acquire the Shares received thereunder for investment and not with a view to distribution thereof. Certificates for Shares so issued may be restricted as to transfer upon advice of legal counsel that such restriction is appropriate to comply with applicable securities laws.

(b)           The exercise of any Option shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Shares pursuant to such exercise will not violate any state or federal securities or other laws. The Company may, in its sole discretion, defer the effectiveness of any Option exercised hereunder in order to permit registration or an exemption from registration for such issuance of Shares for the purpose of compliance with applicable federal and state securities laws.

(c)           A Participant electing to exercise an Option shall give written notice to the Company of such election and of the number of Shares subject to such exercise. The full purchase price of such Shares shall be tendered with such notice of exercise. Until such person has been issued a certificate or certificates for the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares.

11.          RIGHT TO TERMINATE SERVICE

Nothing in the Plan or in any agreement hereunder shall confer on any Participant any right to continue as a Director or Advisor of the Company or affect, in any way, the right of the Company to terminate his or her service as a Director or Advisor at any time.

12.          RESTRICTED STOCK

(a)           Administration.  Shares of Restricted Stock may be issued either alone or in addition to other awards granted under the Plan.  The Committee has the right to determine to whom, and the time or times at which, Restricted Stock awards will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards.  The provisions of Restricted Stock awards need not be the same with respect to each recipient.

(b)           Awards and Certificates.  The prospective recipient of an award of shares of Restricted Stock shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions.

(i)            Each participant shall be issued a stock certificate in respect of shares of Restricted Stock awarded under the Plan.  Such certificate shall be registered in the name of the participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Enpath Medical, Inc. 1999 Non-Employee Director and Medical Advisory Board Stock Option Plan and an Agreement entered into between the registered owner and Enpath Medical, Inc.  Copies of such Plan and Agreement are on file in the offices of Enpath Medical, Inc., 15301 Hwy 55 West, Plymouth, MN 55447.”

(ii)           The Committee must require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such award.

(c)           Restrictions and Conditions.  The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i)            Subject to the provisions of this Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the “Restriction Period”), the participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan.  Within these limits, the Committee may provide for the lapse of such restrictions in installments where deemed appropriate.

(ii)           Except as provided in paragraph (c)(i) of this Section 12, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends.  The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional shares of Restricted Stock (to the extent shares are available under Section 3 and subject to paragraph (c)(vi) of this Section 12).

(iii)          Subject to the provisions of the award agreement and paragraph (c)(iv) of this Section 12, upon termination of employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

(iv)          In the event of special hardship circumstances of a participant whose directorship is terminated (other than for cause), including death, Disability or Retirement, or in the event of an unforeseeable emergency of a participant still in service, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to such participant’s shares of Restricted Stock.

(v)           Notwithstanding the foregoing, in the event of the sale by the Company of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange, consolidation or liquidation of the Company, the Board shall, in its sole discretion, in connection with the Board’s adoption of the plan for sale, merger, exchange, consolidation or liquidation, provide for one or more of the following with respect to Restricted Stock Awards that are, on such date, still subject to a Restriction Period:  (i) the removal of the restrictions on any or all outstanding Restricted Stock Awards; (ii) the complete termination of this Plan and forfeiture of outstanding Restricted Stock Awards prior to a date specified by the Board; and (iii) the continuance of the Plan with respect to the Restricted Stock Award which were outstanding as of the date of adoption by the Board of such plan for sale, merger, exchange, consolidation or liquidation and provide to participants holding Restricted Stock Awards the right to an equivalent number of restricted shares of stock of the corporation succeeding the Company by reason of such sale, merger, exchange, consolidation or liquidation.  The grant of a Restricted Stock Award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

(vi)          As a condition of any Restricted Stock award, the Company may require the participant to represent and warrant to the Company at the time of the award that the Shares are being acquired only for investment and without any present intention to sell or distribute the Shares if, in the opinion of counsel for the Company, that such representation is required under the Securities Act of 1933, or any other applicable law, regulation or rule of any governmental agency.

13.          SUSPENSION OR TERMINATION OF OPTIONS

If the President of the Company or his or her designee reasonably believes that a Participant has committed an act of misconduct, the President may suspend the Participant’s right to exercise any Option pending a determination by the Board (excluding the Director accused of such misconduct). If the Board (excluding the Director accused of such misconduct) determines that the Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of Company rules or policies resulting in loss, damage or injury to the Company, or if a Participant makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company, or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Participant nor his or her estate shall be entitled to exercise any Option whatsoever. In making such a determination, the Board (excluding the Director accused of such misconduct) shall give the Participant an opportunity to appear and present evidence on the Participant’s behalf at a hearing before the Board.

14.          NON-TRANSFERABILITY

No Option granted under the Plan shall be transferable by a Participant, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act or the rules thereunder. During the lifetime of a Participant, the Option shall be exercisable only by such Participant.

15.          DILUTION OR OTHER ADJUSTMENTS

If there shall be any change in the Shares of the Company through merger, consolidation, reorganization, recapitalization, stock dividend (of whatever amount), stock split or other change in the corporate structure, appropriate adjustments in the Plan and outstanding options shall be made by the Board. In the event of any such changes, adjustments shall include, where appropriate, changes in the aggregate number of Shares subject to the Plan and in the number of Shares and the price per Share subject to outstanding options, in order to prevent dilution or enlargement of option rights.

16.          CHANGE OF CONTROL OF THE COMPANY

In the event of a Change in Control (as hereinafter defined), an Option granted to a Participant shall become fully exercisable if, within one year of such Change in Control, such Participant shall cease for any reason to be a member of the Board or Advisory Board, as the case may be. Any exercise of an Option permitted by these Change of Control provisions may be made at any time during the remaining term of the Option. A Change in Control shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Shares would be converted into cash, securities, or other property, other than a merger in which shareholders of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (ii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”)) shall become the beneficial owner (within the meaning of Rule 1 3d-3 under the 1934 Act) of 30% or more of the Company’s outstanding Common Stock; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.

17.          AMENDMENT OR DISCONTINUANCE OF PLAN

The Board may amend or discontinue the Plan at any time provided, however, that, if necessary to maintain the Plan in compliance with Exchange Act Rule 16b-3, the Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Further, if necessary to maintain the Plan in compliance with Exchange Act Rule 16b-3, no amendment of the Plan shall, without shareholder approval: (i) increase by more than 10% the number of Shares issuable under the Plan (not including increases to reflect stock splits and stock dividends); (ii) change the eligibility requirements or the limits on Options; (iii) decrease the minimum option price; (iv) extend the maximum option term; or (v) materially increase the benefits which may accrue to Participants under the Plan. Except as provided in Section 13 hereof, the Board shall not alter or impair any Option previously granted under the Plan without the consent of the holder of the Option.

18.          TERMINATION OF PLAN

Unless the Plan shall have been discontinued as provided in Section 17 hereof, the Plan shall terminate on July 29, 2011. No Option may be granted after such date, but termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any Option granted prior to termination of the Plan.

19.          SHAREHOLDER APPROVAL

Provided that approval of the Company’s shareholders is required under Section 17 of the Exchange Act and the rules and regulations thereunder, the Plan shall be null and void, and each option granted hereunder shall be null and void, if the shareholders of the Company shall not have approved the Plan prior to May 1, 2000.

_____________________

Originally adopted by Board on July 29, 1999 and approved by shareholders on April 27, 2000.

Subsequently amended by Board on February 16, 2005 and approved by shareholders on April 28, 2005.